Form 10-Q
                                                                     For the Six
                                                                    Months Ended
                                                                   June 30, 1999


                                   AT&T Corp.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)




Income from Continuing Operations
  Before Income Taxes .................................     $3,966

Less Interest Capitalized during
  the Period...........................................         58

Add Equity Investment Losses, net of distributions
  of Less than 50% Owned Affiliates....................        273

Add Fixed Charges......................................        905

Total Earnings from Continuing
  Operations Before Income Taxes
  and Fixed Charges....................................     $5,086



Fixed Charges

Total Interest Expense Including Capitalized Interest..     $  707

Interest Portion of Rental Expense.....................        116

Dividend Requirements on Subsidiary Preferred Stock and
 Interest on Trust Preferred Securities................         82

  Total Fixed Charges..................................     $  905

Ratio of Earnings to Fixed Charges.....................        5.6